Exhibit 99.1

Update on Horse Hill-1 Well

DENVER, December 22, 2014 /Marketwired/ -- Magellan Petroleum Corporation (NASDAQ:MPET) ("Magellan" or the "Company") today announced that its partners in the Horse Hill-1 well (“HH-1”) in southern England have reported a conventional discovery in the Upper Portland sandstone and have materially revised upward their P50 estimate of original oil in place (OOIP) in this section to 5.2 MMbbls. More importantly, HH-1 has confirmed that the Upper Jurassic section is thermally mature and contains two thick limestone intervals that may act as conventional reservoirs for a significant oil play in the Weald Basin. Magellan and its partners have reached these conclusions after analysis of detailed log data, and more data will be available in the near future.

J. Thomas Wilson, President and CEO of Magellan, commented: "We are encouraged by the oil potential of the Portland Sandstone. What might be even more encouraging is the data within the Upper Jurassic confirming that this section is within the oil window. The Kimmeridge Clay has always been known to be a world class source rock. Now we have evidence that it is mature and generating oil at Horse Hill, and we believe this will be the case over a significant portion of the Weald Basin, particularly in the central Weald where the Company owns a substantial acreage position. It is our hope that this well, in conjunction with other recent tests, will start to confirm a major new conventional play in southern England. We look forward to updating our investors as more data becomes available."

HH-1 will be put on a production test from the Portland Sandstone section in 2015 pending regulatory applications. Pursuant to a farmout agreement executed in December 2013, Magellan owns a 35% working interest in the HH-1 well and is being carried for its share of well costs through testing and completion.

CAUTIONARY INFORMATION ABOUT FORWARD-LOOKING STATEMENTS
Statements in this press release, including forecasts or projections that are not historical in nature, are intended to be, and are hereby identified as, forward-looking statements for purposes of the Private Securities Litigation Reform Act of 1995. The words "anticipate", "assume", "believe", "budget", "estimate", "evaluate", "expect", "forecast", "intend", "should", "initial", "plan", "project", and similar expressions are intended to identify forward-looking statements. These statements about the Company may relate to its businesses and prospects, planned capital projects and expenditures, increases or decreases in oil and gas production and reserves, estimates regarding recoverable resource potential, revenues, expenses and operating cash flows, progress in developing the Company’s projects, future values of those projects, and other matters that involve a number of uncertainties that may cause actual results to differ materially from expectations. Among these risks and uncertainties are the following: possible adverse changes to the oil industry; uncertainties inherent in log analysis and the conclusions drawn therefrom with respect to the existence of hydrocarbon resources; possible geologic or other obstacles to accessing the anticipated resources or obtaining the anticipated production from the Company’s projects; the timing of development milestones; and other matters discussed in the "Risk Factors" section of the Company's most recent Annual Report on Form 10K. Any forward-looking information provided in this release should be considered with these factors in mind. The Company assumes no obligation to update any forward-looking statements contained in this press release, whether as a result of new information, future events, or otherwise, except as required by securities law.

ABOUT MAGELLAN
Magellan Petroleum Corporation is an independent oil and gas exploration and production company focused on the development of CO2-enhanced oil recovery (“CO2-EOR”) projects in the Rocky Mountain region. Historically active internationally, Magellan also owns significant exploration acreage in the Weald Basin, onshore UK, and an exploration block, NT/P82, in the Bonaparte Basin, offshore Northern Territory, Australia, which the Company currently plans to farmout. Our strategy is to enhance shareholder value by maximizing the value of our CO2-EOR business and our international projects. We are committed to efficiently investing financial, technical and management capital in our projects in order to achieve the greatest risk-adjusted value and returns for our shareholders. Magellan routinely posts important information about the Company on its website at www.magellanpetroleum.com.

For further information, please contact:
Matthew Ciardiello
Vice President - CFO, Treasurer, and Corporate Secretary
720.484.2404
IR@magellanpetroleum.com